EXHIBIT 99.1

Narrative Portions of Form 12b-25 filed by Fannie Mae

November 8, 2006

NARRATIVE

Fannie Mae (formally, the Federal National Mortgage Association) has determined that it is unable to file its Form 10-Q for the quarter ended September 30, 2006 by the November 9, 2006 due date or by November 14, 2006 and, accordingly, Fannie Mae is not requesting the five-day extension permitted by the rules of the Securities and Exchange Commission, or SEC.

This notice and the attached explanation discuss the following matters:

•	the process and expected timing of our restatement and the related audit;

•	the decision of the United States Attorney’s Office for the District of Columbia to discontinue its investigation of our accounting policies and practices and not file charges against us;

•	New York Stock Exchange (“NYSE”) listing standards relating to SEC filings and information about our continued NYSE listing;

•	management’s assessment of our internal control over financial reporting;

•	the status of our accounting review, including the completion of our comprehensive review of our accounting policies and practices;

•	key business and market issues that have affected the company;

•	information regarding our administrative expenses;

•	the reduction of our estimated losses resulting from Hurricanes Katrina and Rita;

•	risks and risk management practices;

•	ongoing legal proceedings filed against Fannie Mae relating to accounting and other matters; and

•	legislative and regulatory developments relating to strengthening regulatory oversight of the government- sponsored housing enterprises.

Our restatement and the related audit

We are not able to file a timely Form 10-Q because we have not completed our financial statements for the third quarter of 2006. We have determined that our previously filed audited and interim financial statements for the periods from January 2001 through the second quarter of 2004 should no longer be relied upon because those financial statements were prepared applying accounting practices that did not comply with generally accepted accounting principles (“GAAP”). Accordingly, we are conducting a restatement of our historical financial statements for the years ended December 31, 2003 and 2002, and for the interim periods ended March 31, 2004 and June 30, 2004. More information relating to our restatement and the preparation of our financial statements for the year ended December 31, 2004 may be found in Forms 8-K we filed with the SEC on March 18, 2005, May 11, 2005, August 9, 2005, November 10, 2005, February 24, 2006, March 13, 2006, May 9, 2006 and August 9, 2006.

We have completed a comprehensive review of our accounting policies and practices in order to determine whether these policies and practices are consistent with GAAP. Additional information about our accounting review is provided below under “Status of Accounting Review.”

We are working to complete the restatement of our financial statements for the years ended December 31, 2003 and 2002, and to prepare our financial statements for the year ended December 31, 2004. Deloitte & Touche LLP, our independent registered public accounting firm, is working to complete its audit of these financial statements. We also are reviewing our accounting routines and controls, and our financial reporting processes. We will continue to inform the Office of Federal Housing Enterprise Oversight, or OFHEO, and Deloitte & Touche of our progress on these matters, including our progress in completing the restatement, realigning our financial control and audit functions, and improving our financial reporting systems.

Restating our 2002 and 2003 financial statements and preparing our 2004 financial statements has required, and continues to require, a substantial amount of time and resources because the restatement entails significant complexities, including:

•	a thorough and comprehensive review of our accounting policies and practices, and, with the completion of this review, the appropriate application and implementation of our revised accounting policies and practices, which are often complex because of the nature of policies such as accounting for derivatives and mortgage purchase and sale commitments;

•	obtaining and/or validating market values for a large volume of transactions, including all of our derivatives, commitments and securities at multiple points in time over the restatement period, a process that we have now completed;

•	completing the enhancement or development of new systems to track, value and account for securities, commitments and derivatives; amortize deferred price adjustments; account for our guarantee obligations; and monitor and assess impairment;

•	restating our financial statements for multiple periods under the standards relevant at various points in time; and

•	the existence of deficiencies in our accounting controls during the restatement period that necessitate substantive audit testing procedures by our independent registered public accounting firm.

Based on our current assessment, we plan to complete our restatement and file our Annual Report on Form 10-K for the year ended December 31, 2004 by the end of 2006. Prior to the filing of our Annual Report on Form 10-K for 2004, we plan to publish a press release providing the date of the filing and the related investor conference call.

Discontinuation of U.S. Attorney’s Office Investigation

In August 2006, we were advised by the United States Attorney’s Office for the District of Columbia that it was discontinuing its investigation of our accounting policies and practices and did not plan to file charges against us.

NYSE listing and standards for our continued listing

Under its listing standards, the NYSE may initiate suspension and delisting proceedings when a listed company, such as Fannie Mae, fails to file its Annual Report on Form 10-K with the SEC in a timely manner. The NYSE generally will begin suspension and delisting procedures if a company has not filed its periodic annual report by the end of the twelve-month period following the due date for the filing. The NYSE, in its sole discretion, may determine to allow a company to continue listing beyond the twelve-month period in certain very limited circumstances set forth in the NYSE’s listing standards. In determining whether to allow trading in a company’s securities to continue, the NYSE will consider, among other things, a company’s financial health and compliance with the NYSE’s qualitative and quantitative listing standards, as well as whether there is a reasonable expectation that the company will be able to resume timely filings in the future. The NYSE’s listing standards require the NYSE to reevaluate its determination to continue the listing of such a company once every three months and, if the NYSE reaffirms its decision to allow trading to continue, to advise the SEC of the reaffirmation and publish it on the NYSE’s website.

Our Annual Report on Form 10-K for the year ended December 31, 2004 was not filed when due, nor was it filed by the end of the twelve-month period after it was due (i.e., by March 16, 2006). However, the NYSE granted our request for the continued listing of our common stock and other listed securities. Our continued listing is subject to quarterly reviews by the NYSE. The NYSE has completed its third quarter review and has notified us of its decision to continue listing our common stock and other listed securities through December 31, 2006. The next quarterly review is expected to be completed by December 31, 2006. Our continued listing is subject to the NYSE’s ongoing monitoring of our progress toward restating our financial statements and filing our periodic reports with the SEC. If the NYSE does not affirm its decision to allow trading to continue in any quarterly review, our listed securities would become subject to NYSE trading suspension and delisting proceedings. We are engaged in regular discussions with the NYSE staff regarding the status of the restatement and our ability to maintain our listing. Until we are current with our SEC periodic reporting requirements, we will need to request relief from the NYSE to maintain our listing, including requesting the relief described above if we are unable to file our 2005 Form 10-K by the end of the twelve-month period after it was due (i.e., by March 16, 2007). During that time, the NYSE will continue to identify us as a late filer on its website and also will disseminate on the consolidated tape an indicator of our late-filer status.

Management’s assessment of internal control over financial reporting; Sarbanes-Oxley Act Section 404

In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, our management has been assessing the effectiveness of our internal control over financial reporting that existed as of December 31, 2004 and as of December 31, 2005. Management also has been evaluating and implementing changes in internal control over financial reporting in order to address identified material weaknesses. To date, we have identified material weaknesses in a number of broad categories, including: our control environment; our financial reporting process; our information technology applications and infrastructure; our application of generally accepted accounting principles; our independent model review process; our treasury and trading operations; our pricing and independent price verification processes; and our wire transfer controls. Management also may uncover additional material weaknesses as this assessment process continues. Our management has developed, and we are in the process of implementing, targeted remediation plans to address our identified material weaknesses. We have completely reorganized our finance area and hired a new Chief Financial Officer, a new Controller, a new Chief Audit Executive and several other new accounting officers. We also have appointed a new Chief Risk Officer and a new Chief Compliance Officer and are continuing to build out our risk management and corporate compliance functions.

Management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2004 will conclude that our internal control over financial reporting was ineffective as of December 31, 2004 due to the presence of material weaknesses. We expect that management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2005 will conclude that our internal control over financial reporting also was ineffective as of December 31, 2005. Management will discuss in its reports for 2004 and 2005 identified material weaknesses and the actions that we have taken and plan to take to remediate these material weaknesses. Management and Deloitte & Touche have considered these material weaknesses in developing their approach to the preparation and audit, respectively, of our financial statements.

Deloitte & Touche, which the Audit Committee of our Board of Directors engaged as our independent registered public accounting firm after December 31, 2004, has advised us that, although it will be able to express an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2004, it will be unable to express an opinion on our management’s assessment of our internal control over financial reporting as of that date. We believe that, as our independent registered public accounting firm during the year ended December 31, 2005, Deloitte & Touche will be able to issue an opinion regarding both the effectiveness of our internal control over financial reporting as of December 31, 2005 and our management’s assessment of our internal control over financial reporting as of that date. Based on our expectation noted above that management will conclude that our internal control over financial reporting was ineffective as of December 31, 2004 and as of December 31, 2005, we believe that Deloitte & Touche’s opinions will similarly conclude that our internal control over financial reporting was ineffective as of each of those dates. We also believe that Deloitte & Touche’s opinion will concur with management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005.

Forward-Looking Statements

The information provided in this notice and the attached explanation includes forward-looking statements, including statements regarding the restatement and related audit of our financial statements for prior periods and the timing and impact thereof; the anticipated impact of certain accounting errors and related matters on our results of operations, financial condition and calculations of regulatory capital; the scope and number of material weaknesses in internal control over financial reporting and their potential effect on the restatement process; the anticipated future performance of our businesses; our estimates and expectations with respect to multifamily property vacancy rates and rental rates; our belief that overall employment remains healthy and that it, together with increasing wages, will lead to increased demand for rental apartments; our belief that a significant proportion of new condominium units may not be sold; our expectation that private-label issuers will provide increasing competition to our business, especially in connection with the issuance of commercial mortgage-backed securities; our belief that, over the next several months, the amount of mortgages we have committed to purchase is not likely to exceed the amount of mortgages liquidating from the portfolio; the anticipated impact of our actions and investments on the mortgage market; our estimated losses resulting from Hurricanes Katrina and Rita; our estimate that restatement and related regulatory costs will total approximately $850 million for 2006 and that costs attributable to or associated with the preparation of our financial statements and periodic SEC financial reports for periods subsequent to 2004, will total over $200 million for full year 2006; and our expectations regarding Deloitte & Touche’s ability to issue opinions on the effectiveness of our internal control over financial reporting and the nature of its opinion.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by Fannie Mae’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Examples of these factors include, but are not limited to, the timing and nature of the final resolution of the accounting issues referred to in this notice and the attached explanation; our ability to become current with our SEC periodic reporting requirements; our ability to maintain our listing with the NYSE based on its periodic review of our restatement process and our plan to resume compliance with SEC periodic reporting requirements; any significant increase in our delinquency rates; the outcome of pending litigation; general business, economic and political conditions, including changes in interest rates, housing prices and employment rates; competitive developments in the mortgage market or changes in the rate of growth in total outstanding U.S. residential mortgage debt; changes in applicable legislative or regulatory requirements; our ability to identify and remedy internal control weaknesses and deficiencies; our ability to effectively implement our business strategies and manage the risks in our business; the other factors discussed in this notice and the attached explanation; and the reactions of the marketplace to the foregoing.

Explanation Referred to in Part IV, Item (3) of Form 12b-25

We are required by Part IV, Item (3) of Form 12b-25 to provide as part of this filing an explanation regarding whether the results of operations we expect to report for the quarter ended September 30, 2006 will reflect significant changes from our results of operations for the quarter ended September 30, 2005. Because of the restatement and related audit process described above, we are unable to provide a reasonable estimate of either our third quarter 2006 results of operations or our third quarter 2005 results of operations. Accordingly, we cannot at this time estimate what significant changes will be reflected in our third quarter 2006 results of operations compared to our third quarter 2005 results of operations.

Presented below is a discussion of the status of our accounting review. Based on that review, we have determined that a number of accounting matters may significantly affect the results of operations that we ultimately report for the quarters ended September 30, 2006 and September 30, 2005. Following that discussion is a discussion of the impact of our accounting errors on regulatory capital; certain key business and market issues that have affected us; information regarding our administrative expenses; an update on our estimated losses as a result of Hurricanes Katrina and Rita; disclosures regarding certain of our risks and risk management practices; disclosure of the discontinuation of an investigation against us; a description of legal proceedings filed against us relating to accounting and related matters; and updates on certain legislative and regulatory matters.

Accounting Review

Status of Accounting Review

As previously disclosed, we have been engaged in a thorough and comprehensive review of our accounting policies and practices in order to determine whether these policies and practices were consistent with GAAP. In our Forms 12b-25 filed with the SEC on March 13, 2006, May 9, 2006, and August 9, 2006, we provided an update on the status of our accounting review, as well as a summary of the accounting errors we had identified as a result of our review.

As previously disclosed in our Form 12b-25 filed with the SEC on August 9, 2006, we have completed our analysis and determination of whether the accounting issues we have identified pursuant to our review resulted in an error requiring restatement. We believe that we have identified all errors requiring restatement. We also have discussed our conclusions with the Audit Committee of our Board of Directors, Deloitte & Touche and OFHEO. Our conclusions remain subject to further analysis in the course of the completion of the restatement and Deloitte & Touche’s audit, and we do not expect to be able to quantify the final financial statement impact of the accounting errors discussed in our Forms 12b-25 filed with the SEC on March 13, 2006, May 9, 2006, or August 9, 2006, until we complete our restatement and file our 2004 Annual Report on Form 10-K.

Impact of Accounting Errors on Regulatory Capital

We do not expect to be able to quantify the final financial statement impact of our accounting errors until we complete our restatement and file our 2004 Annual Report on Form 10-K. However, all of the accounting errors have been reviewed with OFHEO in the course of discussions in connection with our monthly minimum capital submissions. Pursuant to an agreement with OFHEO, we are required to maintain a 30% capital surplus over our statutory minimum capital requirement. This requirement that we maintain a 30% capital surplus over our statutory minimum capital requirement is referred to as the “OFHEO-directed minimum capital requirement.” Based on our current view of the accounting errors we have identified, we believe we continue to meet our regulatory capital requirements, including the OFHEO-directed minimum capital requirement. On September 29, 2006, OFHEO announced that we were classified as adequately capitalized as of June 30, 2006, with our core capital of $42.0 billion as of June 30, 2006 exceeding our statutory minimum capital requirement by $12.6 billion and our OFHEO-directed minimum capital requirement by $3.8 billion. As of September 30, 2006, the amount by which our capital surplus exceeded our minimum capital requirements had decreased compared with our capital surplus as of June 30, 2006. However, even with this decrease, we believe that we continue to hold capital in excess of our regulatory capital requirements, including the OFHEO-directed minimum capital requirement.  This decrease in our capital surplus was primarily attributable to an after-tax loss in the fair market value of our derivatives during the third quarter of 2006. OFHEO’s capital classification is based on our estimates of our financial condition and remains subject to revision during our restatement and the related audit.

Key Business and Market Issues

We are a shareholder-owned corporation chartered by the U.S. Congress to support liquidity and stability in the secondary mortgage market. We operate an integrated business through three complementary business segments—Single-Family Credit Guaranty, Housing and Community Development, and Capital Markets—that work together to provide valued services, products and solutions to our lender customers and a broad range of housing partners. Together, our business segments contribute to our chartered mission objectives, helping to increase the total amount of funds available to finance housing in the United States and to make homeownership more available and affordable for low-, moderate- and middle-income Americans. We also work with our customers and partners to increase the availability and affordability of rental housing.

Our business is significantly affected by the dynamics of our underlying market—the secondary market for residential mortgage debt. These dynamics include the total amount of residential mortgage debt outstanding, the volume and composition of mortgage originations, the level of competition for mortgage assets generally among investors and the availability and level of competition for mortgage assets that contribute to our affordable housing mission goals. The level of competition in the secondary mortgage market has intensified in recent years for each of our business segments, driven largely by sustained demand among domestic and international investors for U.S. mortgage-related assets. Competition remained strong during the third quarter of 2006.

The following discussion highlights recent developments in our primary business segments and the markets in which they operate.

Single-Family Credit Guaranty Business

In our single-family credit guaranty business, we issue Fannie Mae mortgage-backed securities (“Fannie Mae MBS”) in exchange for pools of single-family mortgage loans delivered to us by primary market lenders and held in Fannie Mae MBS trusts. We guarantee to each MBS trust that we will supplement mortgage loan collections received by the MBS trust as required to permit timely payment of principal and interest due on the Fannie Mae MBS issued by the trust. For our guaranty, we are paid a fee to compensate us for assuming the credit risk on the mortgage loans underlying the single-family Fannie Mae MBS. This activity supports our mission objectives by enabling primary market lenders to redeploy capital to fund additional mortgage loans by selling highly liquid Fannie Mae MBS in the secondary market.

Total single-family Fannie Mae MBS outstanding (including MBS held in our portfolio) increased to $2.0 trillion as of September 30, 2006 compared with $1.9 trillion as of June 30, 2006 and $1.9 trillion as of September 30, 2005.

We estimate that total single-family mortgage-related securities issued by Fannie Mae and all other market participants declined by approximately 3% to $497.5 billion for the quarter ended September 30, 2006 from an estimated $512.1 billion for the quarter ended June 30, 2006. Our total issuance of single-family Fannie Mae MBS for the quarter ended September 30, 2006 increased by approximately 4% to $122.9 billion, compared with $117.7 billion for the quarter ended June 30, 2006. We estimate that our market share of new single-family mortgage-related securities issuance for the third quarter of 2006 rose to approximately 24.7%, compared with 22.9% for the second quarter of 2006. Our estimates of market share are based on publicly available data and exclude previously securitized mortgages.

Fixed-rate mortgage loans represented an estimated 80% of our conventional single-family mortgage acquisitions for the quarter ended September 30, 2006, compared with 85% for the quarter ended June 30, 2006. Adjustable-rate mortgages, or ARMs, represented an estimated 20% of our conventional single-family mortgage acquisitions for the quarter ended September 30, 2006, compared with approximately 15% for the quarter ended June 30, 2006. Negative-amortizing ARMs represented an estimated 6% of our conventional single-family mortgage acquisitions for the quarter ended September 30, 2006, compared with 1% for the quarter ended June 30, 2006. Interest-only ARMs remained constant for the quarter ended September 30, 2006, compared with the quarter ended June 30, 2006, at an estimated 9% of our conventional single-family mortgage acquisitions. We estimate that ARMs represented 13% of our conventional single-family mortgage credit book of business and that negative-amortizing and interest-only ARMs together represented approximately 6% of our conventional single-family mortgage credit book of business as of September 30, 2006.

The estimates in the preceding paragraph are based on conventional single-family mortgage loans (consisting of single-family loans held in our portfolio, underlying Fannie Mae MBS held in our portfolio and held by others, and underlying certain whole loan real estate mortgage investment conduits, or “REMICs”) and exclude reverse mortgages and non-Fannie Mae mortgage-related securities held in our portfolio, for which credit risk is managed based on security-level data. These excluded products represent an estimated 8% of our total conventional single-family mortgage credit book of business as of September 30, 2006, and an estimated 9% of our conventional single-family mortgage acquisitions for the quarter ended September 30, 2006. We expect the inclusion of these products in our estimates would affect the amounts set forth in this paragraph.

The Mortgage Bankers Association’s weekly application survey reported that the ARM share of conventional single-family mortgage applications during September 2006 declined to 27.1%, the lowest monthly average ARM share reported since September 2003. The popularity of ARMs has continued to moderate in recent months as the spread, or difference, between rates on fixed-rate mortgages and adjustable-rate mortgages has decreased. In addition, we believe that the recent decline in fixed-rate mortgage rates may result in many homeowners choosing to refinance into fixed-rate mortgages in anticipation of future interest rate resets on ARMs. We estimate that approximately $1.1 trillion in adjustable-rate mortgages are scheduled to reset at least once during 2007, with an additional $300 billion scheduled to reset in 2008.

We have continued to work with our lender customers to support a broad range of mortgage products, including Alt-A and sub-prime products, which have represented an increased proportion of mortgage originations in recent years. Although there is no uniform definition for sub-prime and Alt-A loans across the mortgage industry, Alt-A loans are generally defined as loans with lower documentation requirements than other prime loans, while sub-prime loans typically are made to borrowers with weaker credit histories. We have increased our participation in these types of products where we have concluded that it would be economically advantageous or that it would contribute to our mission objectives. Our participation in these products reflects our assessment of anticipated guaranty fee income in light of our expectation for potentially higher credit losses. We continue to closely monitor credit risk and pricing dynamics across the full spectrum of mortgage product types. Our assessment of these dynamics will continue to determine the timing and level of our acquisitions of these types of mortgage products.

Our single-family credit guaranty business has remained focused on the achievement of our regulatory and corporate mission objectives. Meeting certain of the goals defined by the Department of Housing and Urban Development (“HUD”), our mission regulator, has become more challenging, particularly in light of incremental increases in goal levels that take effect from 2005 through 2008, and declines in housing affordability. We have taken steps to address the challenge of meeting our HUD goals, including the implementation of enhancements to our MyCommunityMortgageTM product, an affordable housing outreach program. MyCommunityMortgageTM volumes have increased significantly since we added this product to our standard selling guide. We have also made changes to Desktop Underwriter®, our automated underwriting system, to facilitate lenders’ approval of more loans for borrowers with incomes of 100% or less of area median income. We believe that these initiatives will contribute to our efforts to achieve our HUD goals.

We believe that our assessment and approach to the management of credit risk continued to contribute in the third quarter of 2006 to the maintenance of a credit book of business with strong credit characteristics. The weighted average original loan-to-value ratio and the weighted average estimated mark-to-market loan-to-value ratio for our conventional single-family mortgage credit book of business were an estimated 70% and 54%, respectively, as of September 30, 2006. The weighted average credit score for our conventional single-family mortgage credit book of business was an estimated 721 as of September 30, 2006. As noted above, each of these estimates excludes an estimated 8% of our total conventional single-family mortgage credit book of business as of September 30, 2006. We expect the inclusion of these products in our estimates could affect the risk characteristics set forth in this paragraph.

Our conventional single-family delinquency measures remained low through September 2006. Our conventional single-family delinquency rate increased one basis point in September 2006 to 0.61%, compared with 0.60% in June 2006 and 0.61% in September 2005.

Housing and Community Development

In our Housing and Community Development, or HCD, business, we pursue business activities focused on increasing the supply of affordable for-sale and rental housing and increasing liquidity in the debt and equity markets related to that housing.

Within HCD, we operate our multifamily business, which provides financing for affordable and market-rate rental housing on a nationwide basis, thereby supporting both accessibility to financing and the liquidity of multifamily mortgage debt. We are one of the most active participants in the multifamily mortgage market. As of June 30, 2006, we estimate that we held or guaranteed approximately $120.3 billion in multifamily mortgage debt, or 17% of multifamily mortgage debt outstanding (including mortgage-related securities) in the U.S.

Our total issuance of multifamily Fannie Mae MBS was $1.1 billion for the quarter ended September 30, 2006, compared with $1.2 billion for the quarter ended June 30, 2006. As of September 30, 2006, total multifamily Fannie Mae MBS outstanding (including MBS held in our portfolio) was $62.9 billion, compared with $64.9 billion as of June 30, 2006 and $69.4 billion as of September 30, 2005.

Multifamily real estate fundamentals remained healthy during the third quarter of 2006. For institutional-type multifamily properties (which are properties of significant size that typically are owned by large national or international investors), we estimate that vacancies remained relatively stable at an estimated 5.3% on a national basis during the third quarter, compared with an estimated 5.5% in the second quarter of 2006. Based on our analysis, we believe that quoted monthly rental rates increased to $1,000 on average for the third quarter of 2006, compared to $990 on average for the second quarter of 2006, continuing the sector’s modest, but steady, improvement since 2004.

The primary drivers of apartment demand (and, therefore, of rental and vacancy rates) are job growth and demographics.  Rental rates have a more significant impact on near-term demand, while vacancy rates are especially important over the longer term. Growth in nonfarm payroll employment has decreased during 2006, with an average monthly gain of 147,000, modestly below the 150,000 to 170,000 needed to maintain a stable job market at full employment. October job growth, however, was only 92,000, suggesting a cooling of the job market and decreased housing demand for both owner-occupied and rental units. Demographic demand, however, is increasing for multifamily units after years of negative impacts. The leading edge of the extremely large “echo boom” population (consisting of those people born after 1980) is just beginning to form households, and, as a result, is increasing the demand for rental units compared to the demand generated by the smaller “baby bust” population (consisting of those people born between 1965 and1980) that preceded it. This factor should have an increasingly large and positive impact on rental housing demand in the coming years, helping to offset at least a portion of any cyclical weakening caused by a slowdown in the job market. The net impact of slower job growth and positive demographic fundaments may be some modest slowing in the pace at which vacancy rates have been declining in the near-term, but the longer-term trend in apartment demand should remain positive as it is driven by the demographics.

Our outlook for the multifamily sector for the fourth quarter of 2006 as well as early 2007 is tempered by two principal concerns—the continued high volume of new condominium completions, especially in a number of metropolitan areas, and our expectation that the level of competition from private-label issuers of commercial mortgage-backed securities, or CMBS, will increase.

We believe that a significant proportion of newly completed condominium units will not be sold in the near term. In that event, we expect that many unsold units will instead be marketed as rental units, directly competing with traditional multifamily rental properties for new tenants. As these unsold condominium units begin to compete as rental units, we anticipate that multifamily vacancy and rental rates will remain at approximately current levels during the fourth quarter of 2006 and into 2007. Additionally, in recent months, there has been a decline in the number of rental units converted into for-sale condominiums due primarily to condominium converters terminating their participation in the condominium conversion market. This trend, in turn, has had a pronounced impact on the volume of apartment building sales, which has declined by nearly 40% compared to 2005 volume. We believe that this dynamic will decrease the number of multifamily borrowers over the next 12 months, resulting in increased competition among lenders for multifamily borrowers.

We also expect private-label issuers to provide increasingly significant competition to our HCD business. The CMBS issued by private-label issuers are typically backed not only by loans secured by multifamily residential property, but also by loans secured by a mix of retail, office, hotel and other commercial properties, which may have lower default rates and tend to improve the overall performance of CMBS pools. Additionally, private-label issuers tend to structure their CMBS transactions so that certain classes of the securities bear most of the default risk on the loans underlying the transaction. These securities tend to be sold to investors prepared to assume that risk in exchange for higher yields. In contrast, our charter permits us to issue only MBS that are backed either by single-family mortgage loans or by multifamily residential loans. Multifamily residential loans often have lower yields than other types of commercial real estate loans. Because private-label issuers of CMBS are able to issue MBS backed by loans secured by assets other than commercial real estate loans, they often are able to offer more attractive terms to sellers of multifamily residential loans than those we are able to offer. Moreover, we usually guarantee our MBS, which requires us to maintain high credit standards to limit our exposure to defaults.

Our multifamily business has remained focused on the achievement of our mission. We continue to face a competitive multifamily financing market as capital continues to flow into this sector and CMBS financing activity continues to grow.

With competition for multifamily loans coming from such diverse sources as banks, insurance companies, originators of commercial mortgage-backed securities and collateralized debt obligations, multifamily lenders have adjusted and evolved their credit underwriting standards to remain competitive in obtaining business from a shrinking pool of borrowers and multifamily collateral. We closely monitor this potential trend, and continue to base our acquisition decisions on our ongoing review and assessment of risk and pricing dynamics in the market.

We believe that our adherence to disciplined credit standards continues to be reflected in our multifamily delinquency statistics, which remained low through the end of the third quarter of 2006. In September 2006, our multifamily delinquency rate decreased by 8 basis points to 0.11%, compared with 0.19% in June 2006 and 0.09% in September 2005.

Capital Markets

Our capital markets group supports our primary liquidity function by purchasing and selling mortgage loans and mortgage-related securities through a full range of economic and competitive conditions. Our direct investment in mortgages, funded by the issuance of debt, lowers mortgage rates, increases the liquidity of mortgages and provides mortgage investors with greater certainty of liquidity in future markets. Our capital markets group has a diversified funding base of domestic and international investors. In addition, the capital markets group supports our single-family credit guaranty and HCD businesses by fostering liquidity, thereby improving the price, of Fannie Mae MBS, and by providing funding for new mortgage products that we believe have the potential to support our mission objectives but lack the investment performance history needed to be sold efficiently into the secondary market.

Our capital markets group seeks to maximize long-term total returns, subject to our risk constraints, while supporting our chartered liquidity function. We pursue these objectives by purchasing, selling and managing mortgage assets based on market dynamics and our assessment of the economic attractiveness of specific transactions at given points in time.

In this discussion of our activities, the amounts provided below for our gross mortgage portfolio and our portfolio purchases, liquidations and sales in 2005 and 2006 represent the unpaid principal balances, which are statistical measures rather than amounts computed in accordance with GAAP. These unpaid principal balance amounts do not reflect market valuation adjustments, allowance for loan losses, impairments, unamortized premiums and discounts and the impact of consolidation of variable interest entities. Our total debt outstanding represents the unpaid principal balance as of the end of 2005 and 2006 or, in the case of long-term zero coupon bonds, at maturity, and does not reflect the effect of currency adjustments, debt basis adjustments and amortization of premiums, discounts, and issuance costs. All of these amounts are subject to change as a result of our ongoing restatement and related audit.

In the third quarter of 2006, competition for mortgage assets remained strong, and the general spread environment did not support any material shift in our investment outlook. Portfolio purchases declined to $51.2 billion in the third quarter of 2006 from $60.4 billion in the second quarter of 2006. Of the $51.2 billion in portfolio purchases during the third quarter of 2006, $45.6 billion were purchases of single-family mortgage loans and securities, and $5.6 billion were purchases of multifamily mortgage loans and securities. Portfolio sales during the third quarter were $21.4 billion, compared with $15.4 billion in the second quarter of 2006. Portfolio liquidations in the third quarter of 2006 remained stable at $35.6 billion, compared with $36.0 billion in the second quarter of 2006. Primarily as a result of these activities, our gross mortgage portfolio balance decreased by 1% to $725.5 billion as of September 30, 2006 from $730.9 billion as of June 30, 2006.

As we have previously reported, we agreed to OFHEO’s issuance of a consent order on May 23, 2006. The consent order includes a provision that, except in limited circumstances at OFHEO’s discretion, we may not increase our net “mortgage portfolio” assets above the amount shown in our minimum capital report to OFHEO for December 31, 2005 ($727.75 billion). Net “mortgage portfolio” assets that are reported to OFHEO under the consent order reflect GAAP adjustments, including mark-to-market adjustments for available-for-sale securities, allowance for loan losses, and unamortized premiums and discounts. These adjustments are not reflected in the “gross mortgage portfolio” balances referenced above or in the table below. We currently estimate that our net “mortgage portfolio” assets as of September 30, 2006 were approximately $723 billion.

As we have previously discussed, if market conditions change significantly, the portfolio limit could constrain our ability to capitalize fully on economically attractive opportunities to add mortgage assets to our portfolio. The portfolio limit may also affect the pace or size of sales from our portfolio, particularly when our balance of net “mortgage portfolio” assets approaches the portfolio limit. In the third quarter of 2006, the timing of certain portfolio sales was affected by our portfolio limit. However, we believe that sales from our portfolio in the third quarter, consisting primarily of seasoned fixed-rate MBS, were attractive economically and contributed to our total return objectives.

We regularly meet with OFHEO to discuss current market conditions and our mortgage and capital markets activities. In addition, we will contact OFHEO immediately if the market environment changes markedly and we determine that the changes could limit our ability to provide liquidity, meet our housing goals, or compete effectively in the secondary mortgage market while remaining within the portfolio limit prescribed by OFHEO. We also anticipate submitting an updated business plan to OFHEO in early 2007 that will take into account our completed remediation efforts at that time. The business plan also may include a request for modest growth in the mortgage portfolio as previously provided for in the OFHEO consent order.

The following table sets forth the composition of our gross mortgage portfolio as of each quarter end from September 30, 2005 through September 30, 2006:

		Gross Mortgage Portfolio 1/
Dollars in millions
	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005

Fannie Mae MBS	$310,349	$325,575	$328,353	$341,712	$351,334
Loans	273,598	262,483	257,939	252,853	249,471
Non-Fannie Mae Securities:
Agency 2/	32,934	33,362	31,881	31,041	29,561
Non-Agency 3/	108,649	109,486	103,371	101,939	97,821

Total Non-Fannie Mae Securities	141,583	142,848	135,252	132,980	127,382

Total	$725,530	$730,906	$721,544	$727,545	$728,187
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1/ The “gross mortgage portfolio” balances set forth in this table represent unpaid principal balances, which are statistical measures rather than amounts computed in accordance with GAAP. These unpaid principal balance amounts do not reflect market valuation adjustments, allowance for loan losses, impairments, unamortized premiums and discounts and the impact of consolidation of variable interest entities. We currently estimate that our net “mortgage portfolio” assets as of September 30, 2006, calculated as described in the OFHEO consent order, were approximately $723 billion. Amounts included in this table are subject to change as a result of our ongoing restatement and related audit.
2/ Consists of mortgage-related securities issued by Freddie Mac and Ginnie Mae.
3/ Consists of mortgage-related securities issued by entities other than Freddie Mac and Ginnie Mae (also referred to as “private-label securities”).

Over 90% of non-agency securities held in our portfolio as of September 30, 2006 were rated AAA/Aaa by Standard & Poor’s and Moody’s Investors Service.

Our total debt outstanding was $766.6 billion as of September 30, 2006, compared with $791.7 billion as of June 30, 2006. We have continued to experience strong demand for our debt securities as evidenced by consistently large purchases by domestic institutional investors and strong purchases by Asian and other foreign investors.

We maintain a disciplined approach to managing interest rate risk in our portfolio. Our approach to managing interest rate risk generally includes selling callable debt and utilizing interest rate derivatives in an effort to offset the majority of the prepayment risk inherent in the mortgage assets we purchase at the time of acquisition.

We also manage our interest rate risk by actively rebalancing our portfolio to maintain a close match between the durations of our assets and liabilities. We believe that the general effectiveness of our interest rate risk management strategies is reflected in our portfolio’s monthly average duration gap. During the third quarter, a period in which long-term interest rates declined by approximately 50 basis points, our average monthly effective duration gap remained relatively constant, averaging minus one month in each of July 2006 and August 2006 and zero months in September 2006. This measure has not exceeded plus or minus one month for any month since October 2004.

The total notional value of outstanding derivative instruments used to hedge interest rate risk in our portfolio decreased to $701.0 billion as of September 30, 2006 from $702.5 billion as of June 30, 2006.

Administrative Expenses

Administrative expenses totaled an estimated $766 million for the third quarter of 2006, compared to an estimated $562 million for the third quarter of 2005, and approximately $2.3 billion for the first nine months of 2006, compared to approximately $1.5 billion for the first nine months of 2005. Costs associated with the restatement process and related regulatory examinations, investigations and litigation defense, as well as costs associated with technology investments and our agreements with OFHEO, continued to significantly increase administrative expenses for the third quarter of 2006. These costs, which do not include costs attributable to or associated with the preparation of our financial statements for periods subsequent to 2004, totaled approximately $197 million for the third quarter of 2006, compared to approximately $168 million for the third quarter of 2005, and approximately $769 million for the first nine months of 2006, compared to approximately $316 million for the first nine months of 2005. Based on our current projections, we estimate that, for full year 2006, our restatement and related regulatory costs will be approximately $850 million and costs attributable to or associated with the preparation of our financial statements and periodic SEC financial reports for periods subsequent to 2004 will total over $200 million. We anticipate that the costs associated with preparation of our post-2004 financial reports and periodic SEC reports will continue to have a substantial impact on administrative expenses until we are current in filing our periodic financial reports with the SEC.

Gulf Coast Hurricanes

In our Form 12b-25 filed on August 9, 2006, we reported that our estimated after-tax losses associated with Hurricanes Katrina and Rita would be in a range of $130 million to $210 million. As a result of our ongoing assessment of the potential impact of Hurricanes Katrina and Rita, including our ongoing loss mitigation activities, we have reduced and refined our estimated after-tax losses to a range of $97 million to $160 million. This reduction in our estimate is the result of several factors, including the liquidation of a number of the loans relating to flooded properties from our mortgage portfolio, the receipt of more insurance funds than previously expected on the flooded properties and reduced delinquencies for affected loans outside the flood-damaged areas. Further adjustments to this estimate are possible as we continue to monitor this issue.

Disclosures Regarding Certain Risks and Risk Management Practices

Pursuant to a September 1, 2005 agreement with OFHEO, we are providing the following periodic disclosures regarding risks and risk management practices. That agreement formalized and updated our previous voluntary initiatives.

Subordinated Debt

We have committed to issue subordinated debt in a quantity such that the sum of our total capital plus the outstanding balance of our qualifying subordinated debt equals or exceeds the sum of (1) outstanding net Fannie Mae MBS (which refers to Fannie Mae MBS held by third parties) times 0.45% and (2) total on-balance sheet assets times 4%. Total capital is a regulatory measure of our capital that represents the sum of core capital, as defined by OFHEO, plus the total allowance for loan losses and reserve for guaranty losses in connection with Fannie Mae MBS, less the specific loss allowance. Qualifying subordinated debt with a remaining maturity of less than five years receives only partial credit in this calculation or, if the remaining maturity is less than one year, no credit. We have determined that, as of September 30, 2006, our outstanding subordinated debt plus total capital exceeded the sum of 0.45% of outstanding Fannie Mae MBS plus 4% of total on-balance sheet assets. This determination that we are in compliance with our subordinated debt commitment reflects our current assessment of accounting issues we are reviewing and their estimated financial impact.

Liquidity Management

We have made a commitment to maintain a functional contingency plan providing for at least three months of liquidity without relying upon the issuance of unsecured debt. As of September 30, 2006, we were in compliance with our commitment to maintain and test our contingency plan.

Interest Rate Risk

Pursuant to the September 1, 2005 agreement with OFHEO, we agreed to provide monthly public disclosures regarding the monthly averages of our duration gap. We disclose the duration gap in our Monthly Summary Report, which is available on our website and submitted to the SEC in a current report on Form 8-K. We submitted our most recent Monthly Summary report to the SEC in a Form 8-K on October 27, 2006. The duration gap on our portfolio averaged minus one month in each of July 2006 and August 2006 and zero months in September 2006.

We also agreed to provide public disclosure regarding the impact on our financial condition of both a 50-basis point shift in rates and a 25-basis point change in the slope of the yield curve. We will begin providing this disclosure once we have current financial statements.

Credit Risk

Pursuant to the September 1, 2005 agreement with OFHEO, we agreed to provide quarterly assessments of the impact on our expected credit losses from an immediate 5% decline in single-family home prices for the entire United States.

The estimated sensitivity of our expected future credit losses to an immediate 5% decline in home values for single-family mortgages as of June 30, 2006 (the most recent date for which data are available), prior to the receipt of private mortgage insurance claims or any other credit enhancements, was $2,234 million, or approximately 0.11% of our single-family mortgage credit book of business, compared with approximately 0.09% as of June 30, 2005.

After receipt of mortgage insurance and other credit enhancements, the estimated sensitivity of our expected future credit losses to an immediate 5% decline in home values for single-family mortgages as of June 30, 2006, was $1,035 million, or approximately 0.05% of our single-family mortgage credit book of business, compared with approximately 0.04% as of June 30, 2005.

The estimates in the preceding paragraphs are based on conventional single-family mortgage loans (consisting of single-family loans held in our portfolio, underlying Fannie Mae MBS held in our portfolio and held by others, and underlying certain whole loan REMICs) and certain government mortgage-related securities, and exclude other non-Fannie Mae mortgage-related securities held in our portfolio, mortgages secured only by second liens and reverse mortgages. We expect the inclusion in our estimates of these excluded products may impact the estimated sensitivity set forth in the preceding paragraphs.

Risk Ratings

We agreed to seek to obtain a rating, which will be continuously monitored by at least one nationally recognized statistical rating organization, that assesses, among other things, the independent financial strength or “risk to the government” rating of Fannie Mae operating under its authorizing legislation but without assuming a cash infusion or extraordinary support of the government in the event of a financial crisis. We also agreed to provide periodic public disclosure of this rating.

Standard & Poor’s current “risk to the government” rating for Fannie Mae is AA- and on CreditWatch Negative. Standard & Poor’s continually monitors this rating. The rating has remained on CreditWatch Negative since September 23, 2004.

Moody’s Investors Service’s current “Bank Financial Strength Rating” for Fannie Mae is B+ with a stable outlook. Moody’s Investors Service continually monitors this rating.

Investigation and Legal Proceedings

Discontinuation of U.S. Attorney’s Office Investigation

In August 2006, we were advised by the United States Attorney’s Office for the District of Columbia, which had been investigating our accounting policies and practices, that it was discontinuing its investigation and did not plan to file charges against us.

Pending Class Action Lawsuits

A number of lawsuits have been filed against Fannie Mae and certain of our current and former officers and directors relating to the accounting matters discussed in our SEC filings, OFHEO’s interim and final reports, and the report issued by the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP on the results of its independent investigation. These suits are currently pending in the U.S. District Court for the District of Columbia and fall within three primary categories: a consolidated shareholder class action and two related individual securities lawsuits, a consolidated shareholder derivative lawsuit, and a consolidated ERISA-based class action lawsuit.

The consolidated shareholder class action generally alleges that the company and certain former officers and directors, as defendants in the lawsuits, made false and misleading statements in violation of the federal securities laws in connection with certain accounting policies and practices. The two related individual securities lawsuits assert various federal and state securities law and common law claims against the company and certain of its current and former officers and directors based upon essentially the same alleged conduct as that at issue in the consolidated shareholder class action, and also assert insider trading claims against certain former officers. Discovery has commenced in the consolidated shareholder class action following the denial of the defendants’ motions to dismiss. The two individual securities cases were filed by institutional investors seeking to proceed independently of the putative class of shareholders in the consolidated shareholder class action, but the court has consolidated these cases at least through pretrial as part of the consolidated shareholder class action. On April 17, 2006, the plaintiffs in the consolidated class action filed an amended complaint that adds purchasers of publicly traded call options and sellers of publicly traded put options to the putative class and seeks to extend the end of the putative class period from September 21, 2004 to September 27, 2005. On August 14, 2006, the plaintiffs in the consolidated class action filed a second amended complaint adding, among other things, allegations based on OFHEO’s final report and the report of Paul, Weiss. On June 29, 2006, and again on August 14 and 15, 2006, the institutional plaintiffs in the two individual securities lawsuits filed a first amended complaint, followed by a second amended complaint, to add additional allegations in support of their claims. Motions to dismiss the individual securities actions are pending.

The consolidated shareholder derivative lawsuit asserts claims purportedly on behalf of Fannie Mae against certain of the company’s current and former officers and directors. The company is named as a nominal defendant. Generally, the complaint alleges that the defendants breached their fiduciary duties to Fannie Mae and that the company was harmed as a result. The plaintiffs filed an amended complaint on September 1, 2006, adding several third parties as defendants and including additional facts from OFHEO’s final report and the Paul, Weiss report. The company’s and the other defendants’ motions to dismiss the consolidated shareholder derivative lawsuit are pending.

The consolidated ERISA-based class action lawsuit alleges that Fannie Mae and certain of our current and former officers and directors violated the Employee Retirement Income Security Act of 1974. The plaintiffs in the consolidated ERISA-based lawsuit purport to represent a class of participants in Fannie Mae’s Employee Stock Ownership Plan. Their claims are also based on alleged breaches of fiduciary duty based on the accounting matters discussed in OFHEO’s interim report. A motion to dismiss this lawsuit has been fully briefed and argued and remains pending.

An unfavorable outcome in any of these lawsuits could have a material adverse effect on our business, financial condition and results of operations, but we are unable to reasonably estimate a range of possible losses at this time. Accordingly, we have not recorded a reserve for these litigation exposures.

Legislative and Regulatory Developments

The U.S. Congress is considering legislation to strengthen regulatory oversight of the government-sponsored housing enterprises (“GSEs”). We support any legislation that will improve our effectiveness in increasing liquidity and lowering the cost of borrowing in the mortgage markets and, as a result, expanding access to housing and increasing opportunities for homeownership.

The Senate Committee on Banking, Housing and Urban Affairs and the House Financial Services Committee each advanced GSE regulatory oversight legislation last year during the first session of the 109th Congress. On July 28, 2005, the Senate Committee on Banking, Housing and Urban Affairs passed S. 190, the Federal Housing Enterprise Regulatory Reform Act of 2005, as amended, by a vote of 11 to 9.  This bill has not yet been brought to the floor of the Senate for a vote. On October 26, 2005, the House of Representatives passed H.R. 1461, the bill reported by the House Financial Services Committee, by a vote of 331-90. The separate Senate and House bills address key elements of the GSEs’ business and regulation, including regulatory structure, authorized activities, capital standards, receivership, levels of affordable housing goals, portfolio composition and size, the process by which any new activities and programs would be approved, expanded regulatory oversight over GSEs and the permissible activities of GSEs and their directors, officers, employees and certain affiliated parties. The House bill also provides for a fund to support affordable housing to be funded by a specified percentage of our profits.

The enactment into law of the various legislative provisions under consideration, depending on their final terms and on how they are applied by our regulator within the scope of its authority, could have a material adverse effect on future earnings, shareholder returns, ability to fulfill our mission, and ability to recruit and retain qualified officers and directors. It is also possible that in the legislative process provisions could be enacted that go beyond the elements described above and that further alter Fannie Mae’s charter and ability to fulfill its affordable housing mission.

We cannot predict the timing or content of any legislation that may be passed or its impact on our financial prospects.

On June 13, 2006, the U.S. Department of the Treasury announced that it would undertake a review of its process for approving our issuances of debt. On the same date, HUD also announced that it will conduct a review of our investments and holdings, including certain equity and debt investments classified on our financial statements as “other assets/other liabilities,” to determine whether our investment activities are consistent with our charter authorities. We will continue to cooperate with these reviews by our regulators. We cannot predict the outcome of these reviews or whether our regulators will seek to restrict our current business activities as a result of these or other reviews.